Exhibit 16.1

August   , 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington , D.C. 20549-7561

Re:  MMA Media Inc. (the “Company”)

Ladies and Gentlemen:

This letter confirms that we have reviewed Item 4.01 of the Company’s Form 8-K dated July 25, 2007 captioned “Changes in Registrant’s Certifying Accountant” and agree with the statements made as they relate to us.  We are not in a position to agree or disagree with the other statements made in Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the forgoing report on Form 8-K.

Yours truly,

/s/ Lawrence Scharfman & Co., CPA P.C.
Lawrence Scharfman & Co., CPA P.C.
New York, NY